Exhibit 99.1

OCALA, FLORIDA – November 2, 2011 – Scorpion Performance, Inc. today announces with great regret, the untimely deaths of founders Robert Stopanio and Teresa Stopanio on October 29, 2011. The Stopanios founded the Company in 1999 as a small engine shop and grew the Company into a full service designer and manufacturer of branded and private label high performance automotive parts and medical components.

“Everyone who knew Rob and Teresa will remember them as compassionate, generous and highly driven people,” said Luke Whalen, Chief Operating Officer. “They were an integral part of Scorpion’s growth and legacy which we intend to carry forward.”

Mr. Whalen has been with the Company since inception, starting on the factory floor and working his way up to Chief Operating Officer. In addition to his duties as Chief Operating Officer, Luke Whalen will serve as interim President.

In addition to her duties as Executive Finance Assistant, Angela Stopanio, daughter of Robert and Teresa, will also serve as interim Secretary, Treasurer and Office Manager. According to Luke Whalen, “Like me, Angie has worked side by side with Rob and Teresa building the business from the ground up. She has unique insight into the Company’s operations and history and her knowledge of the business and understanding of our culture make her the best choice to step into her mother’s shoes.”

Mr. Whalen and Ms. Stopanio will serve as interim President, and Secretary/Treasurer and Office Manager, respectively, until individuals are appointed to permanent positions.

About Scorpion Performance

Scorpion Performance is a manufacturer of high performance automobile parts and related products.

For more information

Contact Scott Reynolds, Vice President of Marketing, Scorpion Performance, Inc., at (352) 512-0800 or scott@scorpionperformance.com